UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2010

National Consumer Cooperative Bank
(Exact name of registrant as specified in its charter)

United States of America (12 U.S.C. section 3001 et seq.)	2-99779	52-1157795
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Pennsylvania Avenue, N.W., North Building, Suite 750 Washington, D.C.	20004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 349-7444

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Amendment of Material Agreements

On February 23, 2010, the National Consumer Cooperative Bank (“NCCB”) and its wholly-owned subsidiary NCB Financial Corporation, as guarantor, entered into the Seventh Amendment and Limited Waiver to the Note Purchase and Uncommitted Master Shelf Agreement dated as of December 28, 2001 (the “Noteholder Amendment”) with the holders of its Senior Notes due December 28, 2009 and the holders of its Senior Notes due December 28, 2010. Also, on February 23, 2010, NCB entered into the Fifth Amendment to Credit Agreement and Limited Waiver with respect to its May 1, 2006 revolving credit facility with a syndicate of banks, with SunTrust Bank as administrative agent, (the “Credit Agreement Amendment”, together with the Noteholder Amendment, the “Amendments”).

The Amendments generally extend through December 15, 2010 the waivers and modifications that have been in place since August 14, 2009 under applicable forbearance agreements, principally with respect to certain financial covenants breached as a result of increased loan loss provisions and charge-offs. The forbearance agreements entered into on November 16, 2009 expired on February 17, 2010. At that time, the parties were actively negotiating the above-mentioned amendments and waivers and extended the forbearance through February 23, 2010. No amendment, waiver or other fees were required to be paid in connection with the extension of the forbearance period from February 17, 2010 to February 23, 2010.

Since August 14, 2009, NCCB has paid down the aggregate debt outstanding under the two facilities from $276.8 million to $98 million as of February 23, 2010. This repayment has been largely funded by asset sales executed at par or with discounts of less than 1%.

The Amendments were entered into under customary terms and conditions, with specific provisions including:

1.	Final maturity of December 15, 2010 for both facilities;

2.	No amendment or other closing fee;

3.	Interest rate on both facilities of 13.5%;

4.	Required reductions in aggregate debt outstanding as follows:

•	$68 million on April 30, 2010

•	$60 million on June 30, 2010

•	$30 million on September 30, 2010;

5.	Fee of 2% of then-outstanding debt if it is not repaid by June 30, 2010;

6.	Periodic cash sweeps of available cash over $50 million through June 30, 2010, and $45 million thereafter;

7.	Fee of 0.20% of the then-outstanding debt if the loan to value ratio is greater than as specified on certain days, as follows:

•	37% on February 28, 2010

•	30% on April 30, 2010

•	28% on June 30, 2010

•	28% on September 30, 2010;

8.	NCCB continues not to have access to the revolving line of credit.

9.	NCCB continues to be restricted from issuing any new extensions of credit and remains bound by limitations on the extension of existing credits. As contemplated, over the near term, the lending activities of NCCB will be carried out, in part, by its wholly-owned subsidiary NCB, FSB and its affiliate NCB Capital Impact.

NCCB intends to work to refinance these obligations on or before June 30, 2010 and to reduce the outstanding balance through amortization and continued asset sales to maximize liquidity and preserve capital. In the event that NCCB is ultimately unable to refinance or otherwise meet its amortization obligations under the Amendments, the lenders and the noteholders have the right to call and demand immediate repayment of any and all amounts due.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CONSUMER COOPERATIVE BANK

Date: February 23, 2010	By:	/s/ Richard L. Reed

Richard L. Reed
Executive Managing Director,
Chief Financial Officer